Exhibit 10.2

September 13, 2024

Jeffrey L. Wade
[Address]

Dear Jeff:

We are pleased to invite you to become a consultant to Lexicon Pharmaceuticals, Inc. (which, together with its subsidiaries and affiliates, is referred to as the “Company” or “Lexicon”). The purpose of this letter agreement (this “Agreement”) is to set forth our mutual understanding of the terms and conditions under which you will provide consulting services to the Company, as set forth below.

1.Consulting Services. You will provide consulting services as the Company’s Chief Executive Officer or his designee (the “Designated Representative”) may request from time to time, which shall include providing consultation and advice relating to the Company’s financial, commercial and business development activities (the “Services”). You will devote up to 6 days during the term of this Agreement to providing such Services to the Company under this Agreement, on a schedule and at times reasonably agreed upon by you and the Designated Representative. It is the intent of the parties that you will “separate from service” with the Company and its applicable affiliates pursuant to the rules and regulations of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) immediately prior to the start of your consulting Services, therefore, notwithstanding anything to the contrary within this Section 1, in no event shall you be requested to perform Services in excess of an amount that the Company deems necessary to maintain such a separation from service with the Company and its applicable affiliates.

2.Compensation. As full consideration for your Services as a consultant to the Company hereunder, you will receive a consulting fee of $3,000 per month during the term of this Agreement, payable in monthly installments. In addition, you will be reimbursed for your reasonable, ordinary and necessary out-of-pocket expenses for attendance at in-person meetings or otherwise incurred at the Company’s request in connection with your performance of the Services, in accordance with the Company’s policies and procedures for reimbursement payments.

3.    Confidential Information
(a)For purposes of this Agreement, “Confidential Information” shall mean any of Company’s proprietary or confidential information provided to you by the Company or received by you in the course of providing services to the Company, whether before or after the date of this Agreement, regardless of whether such information is provided to, or received by, you orally, visually, electronically or in writing. Confidential Information shall include inventions, discoveries, improvements, materials, data, technology, processes, formulas, know-how, trade secrets, ideas and all other information which: (i) gives the Company a competitive advantage by virtue of it not being generally known to the public, or (ii) otherwise meets the definition of
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“Confidential Information.” Confidential Information shall not include any information generally available to the public other than as a result of any breach by you of any obligation that you owed to the Company. You agree to hold all Confidential Information in strict confidence and to take all reasonable precautions to protect Confidential Information, not to disclose any such Confidential Information to any third party, and to use Confidential Information only in furtherance of your Services under this Agreement; provided that your nondisclosure obligation shall not apply to the extent such Confidential Information (i) is already in the public domain or hereafter enters the public domain other than through your acts or omissions in violation of this Agreement; or (ii) is hereafter received by you without restriction as to confidentiality or use from a third party lawfully entitled so to disclose same in such manner. Information shall not be deemed to be within the foregoing exceptions merely because such information is embraced by more general information in the public domain or in your possession. All Confidential Information (and any copies and notes thereof) shall remain the sole property of the Company.

(b)You agree not to disclose or otherwise make available to the Company any information that you possess under an obligation of confidentiality to a third party. You may disclose to the Company any information made available generally to the scientific community at large through published reports or public presentations prior to disclosure to the Company.

(c)Notwithstanding the foregoing, nothing in this Agreement or in any other agreement between you and the Company shall prevent you from: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental agency (including, for the avoidance of doubt, the Securities and Exchange Commission, Department of Justice, Department of Labor, any Inspector General or any other governmental agency, commission, or regulatory authority) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Employee from any governmental agency; (iii) testifying, participating or otherwise assisting in any action or proceeding by any governmental agency relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Nothing in this Agreement or in any other agreement with the Company requires you to obtain prior authorization before engaging in any conduct described in the previous sentence, or to notify the Company that you have engaged in any such conduct. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal.

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4.    Inventions and Discoveries.

(a)You hereby assign and transfer to the Company all of your right, title and interest throughout the world in any inventions, discoveries, improvements, materials, data, works of authorship and other intellectual property, whether or not patentable or subject to copyright, which may be made, written or conceived by you in the course of your performance of the Services, in whole or in part and whether alone or in conjunction with others (collectively, “Intellectual Property”). All Intellectual Property shall be the sole property of the Company or its nominee.

(b)You shall promptly disclose any Intellectual Property in writing to the Company in order to permit the Company to claim rights to which it may be entitled under this Agreement. The Company shall have full power and authority to file and prosecute patent applications and copyright registrations throughout the world with respect to all Intellectual Property, and to procure and maintain patents and copyrights with respect thereto. You agree, at the Company’s reasonable request and expense, to sign, execute and acknowledge, or cause to be signed, executed and acknowledged, any applications, assignments, instruments and other documents, and to perform such other acts, as the Company may deem necessary, useful or convenient to confirm and vest in the Company or its nominee all right, title and interest throughout the world in and to any Intellectual Property and all patent, copyright and other intellectual property rights and protections therein, and to assist the Company in procuring, maintaining, enforcing and defending such patent, copyright and other intellectual property rights and protections throughout the world, at Company’s cost. Any Confidential Information contained in such Intellectual Property shall be treated as Confidential Information under this Agreement.

5.     Conflicting Engagements. During your service as a consultant to the Company, you agree that you will not, without previously notifying the Company in writing, directly or indirectly, become associated with, render advisory, consulting or other services to, or become employed by any other person or entity engaging in the commercialization or clinical development of a drug (i) in direct conflict or competition with a drug being commercialized by the Company or a Phase 3 drug development program being conducted by the Company or (ii) which inhibits or otherwise modulates a drug target that, as of the date of this Agreement, is the subject of any drug development program which is being conducted by the Company or any drug discovery program to which the Company is devoting material resources (collectively referred to as “Third Party Competitors”). You agree to disclose to the Company any proposed relationship with a Third Party Competitor (a “Proposed Relationship”) at least 30 days prior to the establishment of a confidential relationship between you and such Third Party Competitor. Upon such disclosure, the Company may consent to the Proposed Relationship in writing, may proffer written consent subject to condition precedent regarding certain restrictions on the scope and/or field of the Proposed Relationship, or may terminate this Agreement.

6.     Term and Termination. You will render the Services to the Company for an initial period commencing on the date of the termination of your employment with the Company and terminating on May 31, 2025, at which time this Agreement will terminate unless renewed by mutual written consent. Notwithstanding the foregoing, this Agreement may be terminated prior
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to May 31, 2025: (a) at any time by you, with or without cause, upon 30 days’ advance written notice to the Company, (b) by the Company as provided in Section 5, with or without cause, upon written notice to you, or (c) by either party for breach of this Agreement by the other party that, where curable, is not cured within 10 business days after written notice of such breach is delivered to the breaching party.

7.     Independent Contractor. For purposes of this Agreement, and in the course of performing all Services hereunder, you will be deemed an independent contractor and not an employee or agent of Lexicon. In this connection, you will not be eligible for, nor entitled to, any employee benefits that extend to our employees (other than any benefits to which you may be entitled by virtue of your prior employment with the Company before the term of your service hereunder began), and we will not withhold any taxes from the compensation paid to you hereunder, all of which shall be your responsibility. The manner in which you render the Services will be within your reasonable control and discretion. You have no express or implied authority to incur any liability, or to make any decision or to create any binding obligation, on our behalf and, in performing the Services you shall not have any power to bind or commit the Company or otherwise act on the Company’s behalf. You agree that you shall not at any time communicate or represent to any third party, or cause or knowingly permit any third party to assume, that in performing the Services hereunder, you are an employee, agent or other representative of the Company or have any authority to bind the Company.

8.     Compliance with Laws and Procedures. To the extent you provide any Services on our premises, you agree to observe our rules, policies and security procedures concerning conduct and the health, safety and protection of persons and property. You will comply with all applicable governmental laws, ordinances, rules and regulations applicable to the performance of the Services.

9.     Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas as they apply to contracts entered into and wholly to be performed in Texas.

10.     Enforcement. You agree that a breach of any of the restrictions set forth in the provisions of this Agreement may cause the Company irreparable injury and damage, and that, in the event of any breach or threatened breach, the Company, in addition to all other rights and remedies at law or in equity, shall have the right to seek to enforce the specific performance of such restrictions and to apply for injunctive relief against their violation.

11.    Survival of Terms. The provisions of Sections 3, 4 and 9 through 18 hereof shall survive termination of this Agreement.

12.    Successors and Assigns. This Agreement is personal to you, and you may not assign this Agreement without the written consent of the Company. This Agreement shall be binding on your heirs, executors, administrators and legal representatives and the Company’s successors and assigns.

13.    Severability. The invalidity or unenforceability of any provision of this Agreement (or portion thereof) shall not affect the validity or enforceability of any other
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provision of this Agreement, and if such provision (or portion thereof) is so broad as to be unenforceable, it shall be interpreted to be only as broad as is enforceable.

14.    Entire Agreement. This Agreement constitutes the sole and complete agreement of the parties with respect to the matters included herein, and supersedes any previous oral or written agreement, if any, relating to the subject matters included herein; provided, however, this Agreement complements and is in addition to, all other obligations that you have to the Company with respect to confidentiality, non-disclosure, return of property, and intellectual property assignment (regardless of whether such obligation arises by contract, statute, common law, or otherwise).

15.    Amendment and Waiver. This Agreement may not be amended or supplemented in any way, nor may the benefit of any provision hereof be waived, except by a written agreement duly executed by both you and the Company.

16.    Section 409A. This Agreement is intended to comply with Section 409A, or to be excluded from Section 409A, as applicable, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided pursuant to this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Each installment payment payable pursuant to this Agreement shall be treated as a separate payment for purposes of Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided pursuant to this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by you on account of non-compliance with Section 409A.

17.    No Conflict. You represent that the performance of your obligations and duties under this Agreement does not conflict with any obligations or duties, express or implied, that you may have to third parties.

18.    Construction. Each party to this Agreement has had the opportunity to review this Agreement with legal counsel. This Agreement shall not be construed or interpreted against any party on the basis that such party drafted or authored a particular provision, parts of or the entirety of this Agreement.

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If the foregoing correctly sets forth our mutual understanding, please so indicate by signing this letter in the space provided below and return it to the Company at the above address, whereupon this Agreement shall constitute a binding contract between you and the Company.

Accepted and agreed to on the date set forth below:

LEXICON PHARMACEUTICALS, INC.

By: ____________________________
Michael S. Exton, Ph.D.
Chief Executive Officer

Accepted and agreed to on the date set forth below:

By: _____________________________
    Jeffrey L. Wade

Date: September 13, 2024

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